October 11, 1999


Decorator Industries, Inc.
Suite 201
10011 Pines Boulevard
Pembroke Pines, FL  33024

                  Re:      SEC Registration Statement
                           1995 Incentive Stock Option Plan
                           520,830 Shares of Common Stock, $.20 par value
                           ----------------------------------------------

Ladies and Gentlemen:

         We have acted as your counsel in connection with your 1995 Incentive Stock Option Plan (the "Plan") under which up to 520,830 shares of your Common Stock (the "Shares") may be issued or delivered upon the exercise of stock options granted pursuant thereto.

         We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, we are of the opinion that the Shares, when issued or delivered, and paid for, in accordance with the Plan, will have been validly issued and will be fully paid and nonassessable. In rendering this opinion we have of course assumed that the certificates evidencing the Shares will be properly executed and authenticated.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-8 for registration of the Shares under the Securities Act of 1933 and to the reference to us under "LEGAL MATTERS" in the Prospectus.


                                  Very truly yours,



                                  /s/ Klett Lieber Rooney & Schorling
                                  -----------------------------------
                                  KLETT LIEBER ROONEY & SCHORLING,
                                  A PROFESSIONAL CORPORATION